EXHIBIT A
LEGAL DESCRIPTION

Includes meets and bounds legal description of property parcels C performed by CME Associates dated December 12, 2007.

Exhibit "B"

Compliance Certificate

To:The Lender who is party to the Multi-Party Agreement.

This Compliance Certificate is furnished pursuant to the Multi-Party Agreement dated as of , 2008 (as amended, modified, renewed or extended from time to time, the "Agreement") among The Prudential Insurance Company of America ("Prudential"), acting solely on behalf of and for the benefit of PRISA II ("PRISA II"), SAYREVILLE PRISA II, LLC, a Delaware limited liability company, NL INDUSTRIES, INC., NL ENVIRONMENTAL MANAGEMENT SERVICES, INC., SAYREVILLE SEAPORT ASSOCIATES, L.P., a Delaware limited partnership ("Borrower"); SAYREVILLE SEAPORT ASSOCIATES ACQUISITION COMPANY, LLC, a Delaware limited liability company and general partner of the Borrower (the "General Partner"); OPG PARTICIPATION, LLC, a Pennsylvania limited liability company and limited partner of the Borrower ("OPG"); and J. BRIAN ONEILL. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. The individual signing this certificate is a senior executive of the PRISA II account.

2. Such individual has reviewed the terms of the Agreement and has made, or has caused to be made under his or her supervision, a detailed review of the transactions and conditions of PRISA II and its Consolidated Entities during the accounting period covered by the attached financial statements.

3. The examinations described in paragraph 2 did not disclose, and Prudential has no knowledge of, the existence of any condition or event which constitutes an event which would permit Lender to require payment to it of the Loan Pay-off Capital Contribution pursuant to Section 2(a) of the Agreement during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate.

CONTINUED ON FOLLOWING PAGE

4.Schedule I attached hereto sets forth financial data and computations evidencing
PRISA II's compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this day of , 200_.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, an insurance company organized under the laws of the State of New Jersey, acting solely on behalf of and for the benefit of, and with its liability limited to the assets of, its insurance company separate account, PRISA II (except as expressly provided in Section 18 of the Agreement)

By:
Name:

Title:

Schedule I To Compliance Certificate

19.1 Net Asset Value. PRISA II will at all times maintain a minimum value of Net Assets of $1,500,000,000.

Show computation:

6.2Coverage Ratio. PRISA II and its Consolidated Entities on a consolidated basis, shall not, as of any date, permit Total Outstanding Indebtedness to exceed forty percent (40%) of Adjusted Total Assets.

Show computation:

6.3Fixed Charge Coverage. PRISA II and its Consolidated Entities on a consolidated basis, shall not, as of any date, permit the ratio of Net Investment Income plus Interest Expense plus all ground lease rental expense included in Fixed Charges for the most recent four prior fiscal quarters to Fixed Charges for such period to be less than 2.5 to 1.

Show computation:

Exhibit "C"
Definitions

"Adjusted Total Assets" means Total Assets, plus the Consolidated Group Pro Rata Liquidation Share of all Indebtedness of Non-Consolidated Entities.

"Agreement Accounting Principles" means generally accepted accounting principles in the United States of America as in effect from time to time, applied in a manner consistent with that used in preparing the PRISA II's prior financial statements.

"Assets Under Development" means, as of any date of determination, all Projects and expansion areas of existing Projects owned by the Consolidated Group for which a certificate of occupancy has not been issued, upon which income producing improvements are under construction, and upon which construction is progressing with diligence in accordance with a reasonable, industry standard construction schedule.

"Capitalized Lease" of a Person means any lease of Projects imposing obligations on such Person, as lessee thereunder, which are required in accordance with Agreement Accounting Principles to be capitalized on a balance sheet of such Person.

"Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

"Consolidated Entity" means an entity which is consolidated with PRISA II in accordance with Agreement Accounting Principles.

"Consolidated Group" means the PRISA II and all Consolidated Entities.

"Consolidated Group Pro Rata Income Share" means, at any time, with respect to any Non-Consolidated Entity, the percentage of a distribution of income of such Non-Consolidated Entity that would be received by the Consolidated Group in the aggregate at such time, upon such distribution of income of such Non-Consolidated Entity, taking into account preferred and priority returns.

"Consolidated Group Pro Rata Liquidation Share" means, with respect to any Non-Consolidated Entity, the percentage of the total market value of such Non-Consolidated Entity that would be received by the Consolidated Group in the aggregate, upon liquidation of such Non-Consolidated Entity after repayment in full of all Indebtedness of such Non-Consolidated Entity.

"Contract Holder" means a person which has made an investment in PRISA II pursuant to a separate account agreement.  "Debt Service" means, for any period, Interest Expense for such period, plus scheduled principal amortization payments (excluding balloon payments) on the Total Outstanding

Indebtedness during such period, provided that if Total Outstanding Indebtedness includes less than 100% of the amount of any item of Indebtedness, only the corresponding percentage of the scheduled principal amortization payments on such Indebtedness will be included in Debt Service.

"Fixed Charges" means, for any period, Debt Service for such period, plus all ground lease rental expense of the Consolidated Group accruing during such period, plus the Consolidated Group Pro Rata Income Share of all ground lease rental expense for Non-Consolidated Entities accruing during such period.

"Guarantee Obligation" means, as to any Person (the "guaranteeing person"), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation (but excluding future commitments to purchase assets, but not indebtedness or other liabilities, for the fair market value of such assets as projected by such Person in good faith as of the date of the applicable commitment to purchase) or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include (A) endorsements of instruments for deposit or guarantees of collection in the ordinary course of business or (B) any obligations that do not exceed $100,000 to the extent the aggregate of such obligations does not exceed $250,000. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation), provided, that in the absence of any such stated amount or stated liability, the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the PRISA II in good faith.

"Improper Distributions" means any payments or distributions of any kind whatsoever (whether of cash or property) to or for the benefit of the Contract Holders or any other beneficiary of PRISA II at any time (a) when the Administrative Agent shall have given, notice to Prudential that payment is to be made to it pursuant to Section 2(a), or (b) when, based on the last compliance certificate delivered under Section 19.5(iii), PRISA II is not in full compliance with all financial covenants set forth in Sections 19.1, 19.2 and 19.3, or (c) when the making of such payment or distribution would cause PRISA II to fail to be in full compliance with any of such financial covenants; provided, however, if the event or condition which causes a payment or distribution to constitute an Improper Distribution hereunder is subsequently cured by PRISA II to the satisfaction of Administrative Agent from and after the acceptance of such cure, such payment or distribution shall no longer be deemed to have been an Improper Distribution.

"Indebtedness" of any Person at any date means without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of Agreement Accounting Principles, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all Capitalized Lease Obligations, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person (excluding in any calculation of consolidated indebtedness of the PRISA II, Guarantee Obligations of the PRISA II in respect of primary obligations of any Consolidated Entity), (g) all reimbursement obligations of such Person for letters of credit, currency swap agreements, interest rate swaps or other interest rate management products, valued at the amount that would be payable by such Person on account thereof if its obligations thereunder were liquidated on such date, (h) all liabilities secured by any lien (other than liens for taxes not yet due and payable) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (i) any repurchase obligation or liability of such Person or any of its Consolidated Entities with respect to accounts or notes receivable sold by such Person or any of its Consolidated Entities, (j) any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheet of such Person (but excluding future commitments to purchase assets, but not indebtedness or other liabilities, for the fair market value of such assets as property by such Person in good faith as of the date of the applicable commitment to purchase) and (k) any loans where such Person is liable as a general partner.

"Interest Expense" means, for any period, all interest expense of the PRISA II and its Consolidated Entities determined in accordance with Agreement Accounting Principles for such period plus (i) capitalized interest accrued during such period with respect to Assets Under Development to the extent not funded from the proceeds of loans secured by such Assets Under Development and (ii) that portion of any accrued, or unpaid interest incurred during such period on any Indebtedness for which the PRISA II is wholly or partially liable under repayment, interest carry, or performance guarantees, provided that no expense shall be included more than once in such calculation even if it falls within more than one of the foregoing categories.

"Net Assets" means the amount reported as "Net Assets, Representing Equity of Contract-Holders" in the PRISA II's financial statements from time to time in accordance with Agreement Accounting Principles.

"Net Investment Income" means the amount reported as such in the PRISA II's financial statements for the Consolidated Group before deduction of any minority interests therein from time to time in accordance with Agreement Accounting Principles.

"Non-Consolidated Entity" means any Person in which the Consolidated Group, directly or indirectly, holds ten percent (10%) or more of such Person's total ownership interests but which does not qualify as a Consolidated Entity.

"Over 10% Contract Holder" means as of any date, a Contract Holder which holds an investment in PRISA II in an amount which (when added to the holdings of any other Plans maintained by the same employer or employee organization) would exceed 10% of the total of all assets in PRISA II, as determined in accordance with Section I(a)(1) of PTE 90-1. As of the date hereof the only Over 10% Contract Holder is the one listed on Exhibit C-1 hereto.

"Plan" means an employer pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

"Premises" shall mean the "Premises" defined in Recital (A) of the Multi-Party Agreement to which is this Exhibit C is attached.

"Premises of a Person" means any and all Premises, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

"Total Assets" as of any particular time, means the value (determined applying the same methodology used in preparing the PRISA II's 2004 year-end audited financial statements, with any subsequent changes in such methodology which would affect the calculation of the financial covenants contained herein being approved by the Lenders, such approval not to be unreasonably withheld or delayed) of all assets (as reported in the PRISA II's financial statements for the Consolidated Group) of the Consolidated Group.

"Total Outstanding Indebtedness" means, as of any date of determination, all Indebtedness of PRISA II and its Consolidated Entities outstanding at such date, determined on a consolidated basis in accordance with Agreement Accounting Principles, plus the Consolidated Group Pro Rata Liquidation Share of all Indebtedness of Non-Consolidated Entities.

EXHIBIT C-1
Over 10% Contract Holders